UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2025

IMUNON, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2025, Imunon, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single healthcare-focused institutional investor (the “Purchaser”) for a registered direct offering (the “Offering”) of (i) 330,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), (ii) pre-funded warrants (the “Pre-funded Warrants”) in lieu of Shares, to the extent the Purchaser so chooses, to purchase up to 1,609,114 shares of Common Stock (the “Pre-funded Warrant Shares”), and (iii) warrants (the “Warrants”) to purchase up to 1,939,114 shares of Common Stock (the “Warrant Shares”). The closing of the Offering is expected to occur on or about December 31, 2025.

Maxim Group LLC is acting as the lead placement agent for the Offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-placement agent.

The Shares and Warrants are being sold at a combined offering price of $3.61 per Share and Warrant. The Pre-funded Warrants and Warrants are being sold at a combined offering price of $3.6099 per Pre-funded Warrant and Warrant. The Pre-funded Warrants have an exercise price of $0.0001 and will be exercisable immediately and do not expire. The Warrants have an exercise price of $3.482 per share and will be exercisable immediately for a term of five years following the date of issuance. The Company may not effect the exercise of any Pre-funded Warrant or Warrant, and a holder will not be entitled to exercise any portion of any Pre-funded Warrant or Warrant, if, upon giving effect to such exercise, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) would exceed 9.99% or 4.99%, respectively, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such Pre-funded Warrants or Warrants, provided that such percentage may in no event exceed 19.99%.

The Company expects to receive gross proceeds of approximately $7.0 million from the Offering, before deducting placement agent fees and other offering expenses payable by the Company. The Company plans to use the proceeds from the Offering for general corporate purposes, including research and development activities, capital expenditures and working capital.

The Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and the Purchaser, on the other hand, and customary conditions to closing. As part of the Purchase Agreement, subject to certain exceptions, the Company’s officers and directors entered into lock-up agreements, pursuant to which they agreed not to sell or otherwise dispose of any of the Common Stock for a period of 60 days following the date of closing of the Offering.

The Shares, Pre-funded Warrants, and Warrants to be issued and sold to the Purchaser under the Purchase Agreement are being offered and sold by the Company pursuant to an effective registration statement on Form S-3 (Registration No. 333-279425), as previously filed with and declared effective by the SEC and a related prospectus supplement.

The foregoing summary of the Purchase Agreement, the Pre-funded Warrants and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the form of Pre-funded Warrant, and the form of Warrant, copies of which are filed as Exhibits 10.1, 4.1, and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

A copy of the legal opinion of Covington & Burling LLP relating to the Shares, the Pre-funded Warrants, the Warrants, the Pre-funded Warrant Shares, and the Warrant Shares is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events.

On December 30, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of Pre-funded Warrant

4.2	Form of Warrant

5.1	Opinion of Covington & Burling LLP

10.1	Securities Purchase Agreement, dated as of December 29, 2025, by and among Imunon, Inc. and the purchaser party thereto

23.1	Consent of Covington & Burling LLP (contained in Exhibit 5.1 above)

99.1	Press Release of Imunon, Inc., dated December 30, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON, INC.

Dated: December 31, 2025	By:	/s/ Susan Eylward
Susan Eylward
General Counsel and Corporate Secretary